EXHIBIT 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made this 25 day of February 2015, between Emerald Medical Applications Ltd., of 1 Emek Ayalon St., Modi’in, Israel (the “Company”), and Oded Gilboa ID 025287848 of 23 Akiva St. Apt 14, Raanana, Israel _ (the “Employee” and each of the Company and the Employee, a “Party” and together the “Parties”).

WHEREAS, the Company desires to employ the Employee as CFO – Chief Financial Officer (“Position”, as describe at EXHIBIT E - Position describtion and Responsibilities, in Hebrew) in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Employee wishes to be employed by the Company in the Position and has the knowledge, skills, know-how, ability experience and expertise in order to fulfil his/her duties in connection with the Position.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements and covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.		Employment

	1.1	The Employee shall be employed in the Position and will report to the Chief Executive Officer of the Company (“Supervisor”), and perform any and all duties as instructed by the Supervisor, the Company’s Board of Directors (the “Board”) or by Employee’s other superiors in the Company, from time to time.

	1.2	The Employee shall be employed in a 40% position.

	1.3	The regular working days and hours of the Company, during which the Employee will be working, are Sunday through Thursday between 09:00 and 18:00 (always subject to the scope of Employees employment); provided that the Employee will be available to perform additional hours (‘shaot odfot’) subject to the Company’s requests and needs, beyond the regular working days and hours, and the Employee agrees that the Employee shall be compensated in advance for such additional work, as set forth in Section שגיאה! מקור ההפניה לא נמצא. below, but the Employee further agrees not to perform additional work without informing his/her supervisors in advance. The Employee’s weekly day of rest is Saturday.

	1.4	The Employee agrees to devote his/her full working time and professional attention to the business and affairs of the Company and to the performance of his/her duties hereunder and will carry out his/her job faithfully and devotedly, in accordance with the objectives of the Company, as they are defined from time to time by the Board.

	1.5	The Employee shall notify the Company immediately of every matter or transaction in which Employee has a personal interest and/or which might create a conflict of interest with Employee’s position in the Company.

	1.6	The Employee shall not publicize or take any action that might result in adverse effect upon the Company’s reputation or business relationships, including, to the extent applicable, its clients, affiliates, business partners, officers, directors, owners or employees.

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	1.7	The Employee represents and warrants to the Company that (i) entering into this Agreement does not result in any default under, or breach of any other Agreement or obligation to which Employee is a party to or bound by, (ii) the Employee has the requisite experience, capabilities, time and other resources needed to perform the duties of her employment, and (iii) the Employee has not received and is not entitled to any other benefit for the employment by the Company or by any other Person, except as set forth in this Agreement.

2.		Place of Employment

	2.1	The Employee’s regular place of employment shall be in the Company’s offices in Israel or inGilboa CPA, Raanana office or as otherwise informed by the Company, and may include travel and periods of stay abroad according to the requirements of the work to be performed for the Company, as determined by the Employee’s supervisors from time to time.

3.		Salary; Compensation

	3.1	The Company shall pay the Employee,for the 40% position a total of employer cost (עלות מעביד) of 13,200 ILS (the “Salary”), paid within the first nine days of each calendar month, with respect to work performed during the preceding calendar month, during the term of the Employee’s employment hereunder. It is hereby agreed that the Salary includes monthly payment on account of recuperation pay in accordance with applicable law. A sample of the Employee’s payroll in a given month, which shall govern in any discrepancy between it and the terms of this Agreement, is attached hereto as Exhibit A.

	3.2	As the Employee may be requested to perform additional work from time to time, and as the Company and the Employee wish to set forth in advance the payment for such additional time without need for monthly adjustments, the Parties agree that the Salary includes advance payment, in an amount equal to 30% of the Salary, for additional work performed by the Employee. The Parties agree that such advance payment shall remain with the Employee whether or not actual additional work has been performed within the applicable month.

	3.3	The employee will not be eligible for a car lease or monthly fuel costs but will be reimbursed per the Heshev (חשב רכב) customary and allowable reimbursement rate per k”m for meetings in which he uses his personal car to arrive to.

	3.4	Except as specifically set forth in this Agreement, any and all taxes and liabilities applicable from time to time in connection with the Salary, the Employee benefits provided for hereunder and/or any other payment which the Employee is entitled to Funder this Agreement, will be borne by the Employee solely and the Company shall be entitled to make any mandatory deduction and/or withholding.

	3.5	In addition, the Employee may be entitled to an annual or performance based bonus, as shall be determined by the Board from time to time at its sole discretion, and in accordance with certain criteria which may be set and modified by the Board from time to time.

4.		Benefits and Expenses

	4.1	In addition to the Salary, the Employee shall be entitled to the following employee benefits and payments payable with respect to the Salary during his/her employment by the Company:

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4.1.1	Pension Fund/Provident Fund/Managers Insurance.

The Company shall obtain and maintain either Managers Insurance (Bituach Menahalim) Policy, Pension Fund (Keren Pensia) Policy or Provident Fund Policy (Kupat Gemel) (either one referred as “Policy”), as designated by the Employee no later than three (3) days following the date hereof, which designation may be modified by the Employee, subject to applicable law, in a written notice to the Company to be provided within a reasonable time in advance, for the benefit of the Employee in accordance with applicable law.

4.1.2	Severance Payment.

The Employee agrees and acknowledges that payments by the Company to the Policy under Section 4.1.1 above shall be in lieu of the Company’s statutory obligation to pay severance pay, in accordance with Section 14 of the Severance Pay Law, 5723-1963 and the approval of the Minister of Labor and Welfare, as amended on March 12, 2001, which has been signed by the Employee concurrently herewith, and is hereby incorporated into this Agreement and constitutes an integral part hereof.

The Company hereby waives any right to receive any amount paid by the Company on account of the Policy, except in case Employee draws upon the Policy other than for an “Entitlement Event” and provided that (i) the Employee has, of Employee’s own and sole initiative, terminated employment without having given prior notice as provided in the Notice Period, except as a result of a termination due to circumstances beyond the Employee’s control, or (ii) the employment is terminated as a result of circumstances under which according to applicable law and/or employment agreement and/or judicial decision the Employee is not entitled to the full amount of severance pay that would otherwise be payable under the Severance Pay Law, 5723-1963, in such case those portions of the Policy constituting the Company’s severance payment contributions, should be refunded to the Company.

Upon the termination of the Employee’s employment, the Company shall release the Policy and transfer it into the name of the Employee, subject to, and without derogating from, the above provisions.

4.1.3	Sick Leave

The Employee shall be entitled to sick leave in accordance with applicable law.

4.1.4	Annual Leave

The Employee shall be entitled to annual leave subject to applicable law. The time during which the Employee’s annual leave shall be taken shall be determined by the Company, upon reasonable consultation with the Employee. Any unused annual leave days may be accumulated and rolled-over to the following years, for up to, and no more than, two (2) years, but may not be redeemed. Should the Employee be requested to travel abroad for business, and unless otherwise agreed, the Employee shall be entitled for an additional paid leave of 1 day for each weekend day (Friday and Saturday) and other applicable Israeli public holiday spent aborad.

4.1.5	Expense Reimbursement.

The Employee shall be entitled to receive reimbursement for actual business expenses arising out of travel, lodging, meals and entertainment in connection with the performance of duties hereunder, provided Employee submits proper documentation and that such business expenses have been approved in advance by the Supervisor.

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4.1.6	Advanced Study Fund.

The Company shall contribute to an advanced study fund (Keren Hishtalmut) on the Employee’s behalf an amount equal to 2.5% of the Salary (which shall be deducted from the Employee’s gross Salary and paid to the advanced study fund), and on behalf of the Company, 7.5% of the Salary, but in any case no more than up to the amount exempt from tax under applicable law.

4.1.7	Stock Option Plan.

The Company has previously adopted or may adopt in the future an equity award plan (the “Plan”), in which employees, directors, other service providers and/or other participants may be entitled to participate from time to time, as determined by the Board from time to time, in its sole discretion.

The Employee shall be entitled to participate in the Plan, and to receive equity awards to purchase XXXXX (will add to ESOP EXHIBIT) ordinary shares (in the merged company) or other equity securities of the Company, subject to achievement of certain milestones and to a certain vesting schedule; all as determined by the Company from time to time, on the terms and subject to the conditions of the Plan and of the grant letter, or any other applicable agreement to be executed by the Employee, as the case may be, as a condition precedent to participating in the Plan and for receiving such equity award.

Summary of the ESOP:

XXXXX (will add to ESOP EXHIBIT) ordinary shares, for at least 24 months, vested in equal parts every quarter.

5.	Electronic Mail Box

5.1	The Company will provide the Employee with an electronic mail box (“Email”) for the Employee’s use in connection with his/her employment by the Company. The Email is intended for work related use only, and is and shall remain the exclusive property of the Company, as well as any messages, information or documentation contained therein. The Employee may use Employee’s own private electronic mail account for personal communication.

5.2	The Company may inspect the Email from time to time, as well as access, read, copy or erase messages and other information and documentation contained therein without prior notice.

6.		Intellectual Property Assignment and Confidentiality

	6.1	The Employee is aware that in the course of performance of this Agreement, the Employee will have access to and be entrusted with Confidential Information (as defined in Exhibit B) in respect of the Company and its affiliates and their respective dealings, transactions, affairs, customers or clients.

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	6.2	In addition, the Parties foresee that in the course of performance of this Agreement, the Employee will have access to and be entrusted with Confidential Information in respect of the Company and its affiliates and their respective dealings, transactions, affairs, customers or clients, and that the Employee may make, develop, discover or create any technology in the course of fulfilling his/her obligations pursuant to this Agreement, and agree that in this respect, the Employee has a special obligation to further the interests of the Company. In furtherance of the foregoing, the Employee, on or prior to the date hereof, has executed the Intellectual Property Assignment and Confidentiality Agreement, attached hereto as Exhibit B, which is hereby incorporated into this Agreement and constitutes an integral part hereof. For the avoidance of doubt, this Section shall survive termination of this Agreement for whatever reason.

	6.3	The Employee acknowledges that the disclosure of the content of this Agreement to any third party, including any other employees, officers or other representatives of the Company, is reasonably likely to cause the Company severe damages. Therefore, the Employee agrees to keep this Agreement in confidence and not disclose its content to any Person.

7.		Non-competition, Non-solicitation

7.1	Subject to applicable law, the Employee will not, during the Term (as defined below) and for the period of eight (8) months following the termination of this Agreement (“Restricted Period”), without the prior written consent of the Board, on the Employee’s own behalf or on behalf of any Person (or as manager, agent, consultant or employee of any Person), either alone or jointly with others, directly or indirectly, carry on or be engaged by any means in any activity or business, which shall be similar to or in competition with the Business carried on by the Company on the relevant date during the Term or, with respect to any action taken following the termination of this Agreement, on the date of termination of this Agreement perform development activities, or develop technology, similar to the technology developed by or at the direction of the Company and in competition with the Company.

7.2	For the avoidance of doubt, the stipulations set forth in this Non-competition provision do not apply to investments in shares and/or securities in any company traded on a recognized stock exchange, provided that, without the prior written consent of the Board, the Employee, on the Employees own behalf or on behalf of any Person (or as manager, agent, consultant or employee of any Person), either alone or jointly with others, directly or indirectly, shall acquire shares, with the exception of the acquisition of shares in a company traded on a recognized stock exchange, not exceeding 5% (calculated on a fully diluted basis), in a company that is engaged in a business that is the same or similar to the Business of the Company or is in regular business contact with the Company.

7.3	The Employee shall report to the Board if she becomes aware that a close relative of the Employee (which shall include the Employee’s spouse, parents, children, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of Employee that shares the Employee’s home) has become an equity holder, a director or an officer of a Person, engaged in a business that is the same or similar to the Business of the Company or is in regular business contact with the Company.

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	7.4	Subject to applicable law, Employee shall not, during the Restricted Period, without the prior written consent of the Board, in connection with the carrying on of any business similar to or competing with the Business carried on by the Company on the relevant date during the Term or, with respect to any action taken following the termination of this Agreement, on the date of termination of this Agreement, on the Employee’s own behalf or on behalf of any Person (or as manager, agent, consultant or employee of any Person), either alone or jointly with others, directly or indirectly, (i) seek to procure orders from or conduct business with any Person, who has at any time during the period of two (2) years immediately preceding the relevant date, conducted business with or been a customer or client of the Company and with whom the Employee (in his/her capacity as representative or Employee of the Company) has had business dealings during the Term, or (ii) endeavour to entice away from the Company any employee or any service provider of the Company, who has at any time during the period of two (2) years immediately preceding the relevant date, been employed or engaged by the Company. Provided, however, that nothing herein shall prohibit (i) the seeking or procuring of orders or the conduct of any business not relating or similar to the Business, (ii) any general solicitation not directed specifically at the Company’s employees of service providers or (iii) any discussions with or employment of any person who approached the Employee on his/her own initiative.

	7.5	The Employee acknowledges that the restrictions set under this Non-competition and Non-solicitation provision are fair and reasonable, and essential for protection of the Company’s business, the Company’s proprietary rights and other legitimate interests of the Company, in view of the nature of the business in which the Company is engaged and obligations it has undertaken.

	7.6	Employee further acknowledges that the above restrictions are customarily complied with by persons situated in a similar position, correspond with fair dealing requirements and are adequate in light of the Employee’s usage of the Company resources during Employee’s employment hereunder and participation in the Company’s development activities. In addition, such restrictions are fully compensated for by the Salary, employee benefits and options granted hereunder, in the amount consisting of 15% of the Salary and of employee benefits (“Special Compensation”), are not likely to have a material adverse effect upon Employee’s professional position and promotion opportunities during the Restricted Period.

	7.7	Employee further acknowledges that this Non-competition and Non-solicitation provision is material to the Company in light of its obligations and nature of activity, that the Company would not have entered into this Agreement without such undertaking by the Employee and that the Company shall be entitled to seek, in addition to any other remedies applicable, special performance and return of the special compensation.

	7.8	Notwithstanding anything contained herein, if any restriction under this Non-competition provision should be held by a court of competent jurisdiction to be unenforceable under applicable law to its fullest scope, then the restrictions hereunder shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the restrictions, as determined by such court of competent jurisdiction. For the avoidance of doubt, this Section shall survive the termination of this Agreement for whatever reason.

8.		Term and Termination

	8.1	This Agreement and the Employee’s employment hereunder shall be in effect as of the date hereof and until terminated in accordance with the provisions below (“Term”).

	8.2	At any time after the date of this Agreement, either the Company or the Employee may terminate this Agreement on advance notice required by applicable law (the “Notice Period”). For purpose of this agreement Notice Period will be defined to three months.

	8.3	The Company shall have the right, at its sole discretion, to ask the Employee to cease working or to continue to work during all or part of the Notice Period. The Employee will cooperate with the Company to ensure an orderly transfer of responsibilities and know-how to the Employee’s substitute and/or Supervisor.

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	8.4	The Company may terminate the Employee’s employment for Cause upon delivering a notice with immediate effect, without obligation for any severance payment. For purposes of this Agreement, termination for “Cause” shall mean and include: (i) breach of any undertaking relating to confidentiality, non-competition, non-solicitation or intellectual property towards the Company; (ii) severe breach of discipline, including any refusal to carry out a directive of the Board or the Supervisor, which directive is capable of being lawfully performed, (iii) breach of fiduciary duty towards the Company; and (iv) any cause which allows the Company to terminate the Agreement without obligation to pay severance payment in accordance with applicable law.

	8.5	Promptly upon request by the Company, and in any event immediately upon termination of this Agreement, the Employee shall hand over to the Company (i) all work related documents (without retaining any copies to Employee) in whatever form and irrespective of whether prepared by Employee or not, as well as documents that have otherwise come to Employee’s possession following her employment by the Company, and (ii) all other property of the Company. Employee shall assist the Company with due transition of the Employee’s know-how and responsibilities to the Employee’s substitute and/or and Supervisor.

9.		General

	9.1	This Agreement is personal and the terms and conditions of the employment shall be conclusively as set forth herein, and the provisions of any collective agreement, collective arrangement or other custom of any kind shall not apply as far as not mandatory upon the Parties. The Employee may not assign this Agreement or any of its terms, conditions, obligations or rights herein to any person and must perform personally all of the undertakings by him herein.

	9.2	This Agreement is the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior understandings, agreements and discussions between them, oral or written, and is for the sole benefit of the Parties.

	9.3	Any amendment or modification of this Agreement shall be made by writing only and signed by both Parties. No waiver by either party hereto of any of the requirements imposed by this Agreement on, or any breach of any condition or provision of this Agreement to be performed by, the other party shall be deemed a waiver of a similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Any such waiver shall be express and in writing, and there shall be no waiver by conduct. Pursuit by either party of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies are cumulative and not exclusive.

	9.4	If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such invalid, illegal or unenforceable provisions with enforceable and valid provisions which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

	9.5	All notices, consents, approvals, agreements, authorizations, acceptances, rejections and waivers under this Agreement must be in writing and shall be deemed given when: (i) delivered by hand or private, prepaid courier service to the person specified for the receiving Party at the address specified above; or (ii) mailed to that addressee at that address by a recognized express mail carrier with package tracking capability or certified mail, return receipt requested, with postage fully prepaid; or (iii) transmitted by facsimile. A notice by facsimile shall be deemed given, subject to electronic confirmation of delivery, on the date of receipt if a business day, or on the following business day if received on a day that is not a business day. Each Party may change the address or person for notification upon 10 days’ notice to the other Party. The initial notification information is as set forth above.

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9.6	This Agreement and the rights and obligations arising from it shall be governed by and construed in accordance with the laws of the State of Israel.

9.7	No term of this Agreement shall survive expiry or termination of this Agreement unless expressly provided.

9.8	This Agreement is for the sole benefit of the Parties and their permitted assigns and each such Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any Person other than the Parties and their permitted assigns.

9.9	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

9.10	Certain capitalized terms defined in Exhibit D shall have the respective meanings ascribed to them therein.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year set forth above.

EMERALD MEDICAL APPLICATIONS LTD.	EMPLOYEE

/s/: Lior Wayn	/s/: Oded Gilboa
Lior Wayn, CEO	Oded Gilboa

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Exhibit A

[Sample of Payroll]

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EHXIBIT B

INTELLECTUAL PROPERTY ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

THIS INTELLECTUAL PROPERTY ASSIGNMENT AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of February 25, 2015 (the “Effective Date”) by and between Emerald Medical Applications Ltd. (together with any current or future subsidiary, the “Company”) and __Oded Gilboa__ (the “Employee”).

I wish to enter into this Agreement, effective as of the Effective Date and agree that this Agreement shall constitute a material part of the consideration for my employment with the Company, and in consideration of the mutual promises and agreements contained herein and in my employment agreement with the Company, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I agree as follows:

1. Intellectual Property

A. Assignment of Inventions. As between the Company and myself, I agree that all right, title, and interest in and to any and all ideas, copyrightable material, notes, records, data, formulas, source and object code, drawings, designs, inventions (whether patentable or not), improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am employed by the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, know-how, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. I also agree to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and do hereby irrevocably assign fully to the Company the entire right, title, and interest throughout the world in the Inventions, including all copyright registrations, patent applications (including, but not limited to, provisional applications, non-provisional applications, PCT applications, and national stage applications) relating thereto, and all divisions, continuations, continuations-in-part, reissues, and reexaminations thereof, and all rights of priority under International Conventions and any related Letters Patent, which may hereafter be granted or filed in any country, all extensions, renewals and reissues thereof. I agree that this assignment includes a present conveyance to the Company of ownership of Inventions and rights of priority under International Conventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and are protectable by copyright are “works created by employees” as these terms are defined in the Israeli Copyright Act, 2007, and are the sole property of the Company. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to market, commercialize, license, or sell, or any such Inventions. I hereby irrevocably waive any claims and any rights in respect of the Inventions assigned or to be assigned to the Company under or by virtue of this Agreement. I acknowledge that 10% of my consideration is paid as special supplementary compensation in consideration for my Inventions created, conceived, discovered, authored, invented and/or developed during the period of time I am employed by the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company’s Inventions (the “Special Invention Compensation”). I warrant and represent that the Special Invention Compensation constitutes a real, appropriate and full consideration to any prejudice I may suffer in connection with my Inventions.

I hereby irrevocably waive any past or future claims for compensation or royalties in connection with the Inventions under this Agreement, including, without limitation, any right to future payments in connection with the commercialization of IP under Section 134 of the Israeli Patents Law and any right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law of 1967, or any other similar provision under any applicable law of any applicable jurisdiction. I shall indemnify and hold the Company harmless against any claims or demands (including all legal costs), submitted by me, on my behalf and/or by any other third party (including the Israeli tax authorities) against the Company or any of its affiliates in respect of the above.

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B. Pre-Existing Materials. I have attached hereto as Schedule 1, a list describing all inventions, discoveries, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment with the Company, and which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Schedule 1, they will not materially affect my ability to perform all obligations under this Agreement. I will inform the Company in writing before incorporating such Prior Inventions into any Invention or otherwise utilizing such Prior Invention in the course of my employment with the Company, and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. I will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

C. Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby acknowledge that all Inventions were made as “works created by employee” conceived, discovered, authored, invented, developed or reduced to practice by me, in accordance with the Company’s specific instructions, directions and interests for the sole benefit and use of the Company. Furthermore, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D. Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records may be in the form of notes, sketches, drawings, electronic files, emails, reports, or any other format that may be specified by the Company. As between Company and myself, the records are and will be available to and remain the sole personal property of the Company at all times and the Company shall enjoy the benefits attributed to all such personal property. I also agree to assign and do hereby irrevocably assign fully to the Company the entire right, title, and interest throughout the world in the written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. I agree that this assignment includes a present conveyance to the Company of ownership of the written records of all Inventions, rights of reference thereto, and rights of priority under International Conventions that are not yet in existence.

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E. Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the Company’s rights in the Inventions, the written records of all Inventions, the rights of reference thereto, and the rights of priority under International Conventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, declarations, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions, the written records of all Inventions, the rights of reference thereto, and the rights of priority under International Conventions. I further agree that my obligations under this Section 1.E shall continue after the termination of this Agreement.

F. Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, unwillingness to participate, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, the written records of all Inventions, the rights of reference thereto, and the rights of priority under International Conventions including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations seeking to protect the same, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, or declarations and to do all other lawfully permitted acts with respect to such Inventions, the written records of all Inventions, the rights of reference thereto, and the rights of priority under International Conventions so as to acquire protection for such property and/or further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

2. Confidentiality

A. Confidential Information. I am aware that the Company possesses valuable information which has commercial value to the Company, and that in the course of my employment with the Company, I had or will have access to and be entrusted with technical or business information (and documentation) of the Company, its Affiliates, clients, customers, suppliers (including contractors) and other third parties doing business with the Company, whether disclosed to, accessed by or otherwise learned by the Company, including: (i) all information marked as confidential (or with words of similar meaning); (ii) information that is received from a third-party under conditions of confidentiality; (iii) all information relating to the products, formulations, specifications, Inventions, manufacturing processes and business affairs of the Company; (iv) anything developed by reference to the information described in this definition and any notes, analysis summaries and similar documents prepared in connection therewith; (v) “inside information,” including any material, non-public, price-sensitive corporate or market information relating to the Company, its Affiliates, clients, customers, suppliers (including contractors) and other third parties doing business with the Company, that is acquired in connection with the development of products by the Company for any third party, and (vi) certain health and/or medical information of individuals using the Company’s services (the “Confidential Information”).

B. Confidentiality. I shall keep all Confidential Information in strict confidence and shall not (except in the proper course of my duties), during or at any time after the employment and for as long as this Agreement requires, including Section E below, disclose to any person or otherwise make use of (and shall use my reasonable best endeavors to prevent the publication or disclosure of) any Confidential Information except in connection with my employment with the Company where sharing the information is needed for me to perform my duties.

C. Surrender of Confidential Information. All notes, memoranda, documents and/or other written Confidential Information (including in electronic form) concerning the business, Inventions, operations and affairs of the Company, or any of its or their suppliers, agents, distributors or customers, which shall be acquired, received or made by me during the course of the employment, shall be the property of the respective entity and shall be surrendered by me to that entity at the termination of the employment, or at the request of the Company’s chief executive officer, at any time during the course of the employment.

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D. Exceptions. This clause 2 shall not apply to information: (i) that is on the Effective Date, or has subsequently come into the public domain otherwise than by the breach by me of this Agreement or any other obligation of confidentiality by which I am bound contractually, by law and/or regulation of any form and nature; or (ii) disclosed as mandatorily required by law or regulation, legal process, judicial order, or other governmental order, or stock exchange regulations.

E. Confidential Information of Third Parties. I will not disclose to the Company, or induce the Company to use, any confidential information belonging to others for which I am not authorized to share with Company. I will not directly or indirectly use any other party’s confidential information in connection with my employment with the Company, unless authorized by the other party. I will honor any and all legal obligations I have to previous employers or other persons or companies with respect to such parties’ confidential information.

F. Confidentiality Obligations Survive. My obligations hereunder shall survive for three (3) years following any termination or expiration of my employment with the Company, or this Agreement, provided, that confidentiality obligations with respect to Confidential Information constituting trade secrets shall continue for as long as such Confidential Information shall be eligible for trade secret protection under applicable law.

G. Breach of Confidentiality. I hereby acknowledge that a breach of an obligation under this clause 2 shall contradict the nature of the special trust and relationship of loyalty between the Company and me, the fair and proper business practices, the duty of good faith and fairness between the Company and me, shall harm the Company, and shall constitute a material breach of this Agreement and the trade secrets, Confidential Information, and other privileged interests of the Company. The Company shall be entitled to seek specific performance to enforce my obligations in this Agreement.

H. Medical Information and Privacy. Without derogating form the foregoing, I am aware that I might be exposed to certain health and/or medical information of individuals, subject to various privacy and security requirements of different jurisdictions, including (but not limited to) Israeli legislation and U.S legislation, such as the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic & Clinical Health Act and Reinvestment Act of 2009 (“HIPAA”), all of which are deemed Confidential Information. I am aware that disclosure of such mediacl Confidential Information is likely to cause grave personal, financial and other damages to the Company and to individuals to whom such information belongs, and anything to the contrary herein notwithstanding, such medical and/or health related Confidential Information must be kept in strict confidence, may not be copied or removed from the premises of the Company and may not be disclosed at any time to any person without prior written instruction by the Company. The provisions of this Section H shall remain in force and effect perpetually during the term of this Agreement and following its termination for any reason whatsoever.

3. Miscellaneous

A. Validity. If any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision should be considered to be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.

[Signature page to follow]

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I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTIONS HAVE BEEN MADE TO ME IN ORDER TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

/s/: Oded Gilboa
Oded Gilboa
Date: February 25, 2015

Accepted and agreed:

/s/: Lior Wayn, CEO

EMERALD MEDICAL APPLICATIONS LTD.

Name:	Lior Wayn, CEO
Date:	February 25, 2015

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Schedule 1

Pre-Existing Inventions

None

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EXHIBIT D

Certain Definitions

“Business”	means the business conducted by the Company from time to time.

“Person”	means any entity, corporation, company, joint stock company, partnership, limited liability company, trust, organization, individual (including personal representatives, executors and heirs or a deceased individual), trustee, receiver or liquidator, or governmental or any other regulatory agency.

“Technology”	means all Israeli and non-Israeli: (i) patents and applications therefor, including all continuations, continuations-in-part, divisions, extensions, provisionals, re-examinations, reissues and renewals thereof; (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos, symbols, corporate names and all other indicia of origin, all registrations and applications for all of the foregoing, including all extensions, modifications and renewals thereof and all goodwill related thereto; (iii) published and unpublished works of authorship (including software in both source code and object code), mask works and moral rights, copyrights therein and thereto, and all registrations and applications for all of the foregoing, including all extensions, renewals, restorations and reversions thereof; (iv) trade secrets, know-how, inventions, discoveries, ideas (whether patentable or not), technical information, processes, procedures, databases, designs, confidential business information, specifications and other proprietary information and rights; (v) domain names and Internet addresses; and (vi) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

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EXHIBIT E

Position description and Responsibilities

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